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As filed with the Securities and Exchange Commission on January 8, 2002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
Under
THE SECURITIES ACT OF 1933

LABOR READY, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1287341 (IRS Employer Identification No.)

1015 A Street
Tacoma, WA 98402
(253) 383-9101
(Address of registrant's Principal Executive Offices)

LABOR READY, INC. 2000 STOCK OPTION PLAN
(Full title of the plan)

Timothy J. Adams Labor Ready, Inc. 1015 A Street Tacoma, WA 98402 (253) 383-9101 5000 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)	Copy to: Gary J. Kocher, Esq. Chris K. Visser, Esq. Preston Gates & Ellis LLP Bank of America Tower 701 Fifth Avenue Seattle, WA 98104 (206) 623-7580

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common stock, no par value per share	3,750,000 shares	$5.11	$19,162,500	$4,580

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on December 31, 2001, as reported on the New York Stock Exchange.

PART I.    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

    The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

    Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Labor Ready, Inc. 2000 Stock Option Plan are available without charge by contacting:

Labor Ready, Inc.
1015 A Street
Tacoma, WA 98402
(253) 383-9101
Attention: Timothy J. Adams

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PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

    The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Labor Ready, Inc. (the "Company") are incorporated herein by reference:

      (a) the Company's Annual Report on Form 10-K for the year ended December 31, 2000;

      (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2001, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2001, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2001; and

      (c) the description of the Company's Common Stock, no par value, contained in the Company's Registration Statement on Form 8-A filed on October 7, 1998.

    All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in this Registration Statement, in any amendment to this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed supplement to this Registration Statement, or in any document that also is incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

    Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

    Legal matters in connection with the securities registered hereby were passed upon for the Company by Preston Gates & Ellis LLP, 5000 Bank of America Tower, 701 Fifth Avenue, Seattle, Washington 98104. As of January 8, 2002, partners and attorneys employed by Preston Gates & Ellis LLP beneficially owned less than 8,000 shares of Common Stock of the Company.

Item 6.    Indemnification of Directors and Officers.

    Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

    The Company's Bylaws and Articles of Incorporation provide that the Company shall, to the fullest extent permitted by the Washington Business Corporation Act, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Bylaws contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary

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damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct finally adjudicated to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction with respect to which it is finally adjudged that a director personally received a benefit in money, property or services to which the director was not legally entitled.

Item 7.    Exemption from Registration Claimed.

    Not Applicable.

Item 8.    Exhibits.

    The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-5.

Item 9.    Undertakings.

      (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on this 8th day of January, 2002.

LABOR READY, INC.

/s/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr. Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on January 8, 2002.

SIGNATURE	TITLE

/s/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr.	Chief Executive Officer, President and Director
/s/ STEVEN C. COOPER Steven C. Cooper	Chief Financial Officer and Executive Vice President
/s/ MARK R. BEATTY
Mark R. Beatty	Director
/s/ RICHARD W. GASTEN Richard W. Gasten	Director
/s/ THOMAS E. MCCHESNEY Thomas E. McChesney	Director

Gates McKibbin	Director
/s/ GEORGE E. NORTHCROFT George E. Northcroft	Director

Carl W. Schafer	Director

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/s/ WILLIAM STEELE William Steele	Director

Robert J. Sullivan	Director

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INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Labor Ready, Inc. 2000 Stock Option Plan, as amended
5.1	Opinion of Preston Gates & Ellis LLP
23.1	Consent of Andersen LLP, Independent Public Accountant
23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

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PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS